Exhibit 99.1

Press Release

ACQUISITION OF INTERACTIVE DATA CORPORATION COMPLETED

BEDFORD, Mass – July 29, 2010 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related solutions, today announced the completion of its acquisition by investment funds managed by Silver Lake and Warburg Pincus. Pursuant to the terms of the agreement entered into on May 3, 2010, Interactive Data’s stockholders will receive $33.86 in cash, without interest, less any applicable withholding taxes, for each share of Interactive Data common stock they own. In conjunction with the transaction, Interactive Data’s common stock will no longer trade on the New York Stock Exchange and will be de-listed accordingly.

Ray D’Arcy, Interactive Data’s president and chief executive officer, stated, “The completion of this transaction marks an important strategic milestone in Interactive Data’s four decades of growth. I would like to thank our Board of Directors, all of our stockholders including our majority stockholder Pearson plc, customers and talented employees around the world for their support. We look forward to working closely with Silver Lake and Warburg Pincus to implement the strategies that will enable us to continue meeting the current and future needs of our customers, extending our leadership position in the core end-markets we serve and continuing to expand our business globally.”

Interactive Data stockholders of record will soon receive a letter of transmittal from the Company’s payment agent, American Stock Transfer & Trust Company, with instructions describing how to receive their proceeds. Banks, brokerage firms or other nominees will provide those stockholders who hold their shares in “street name” with their proceeds from the transaction. For more information, stockholders who hold their shares in “street name” should contact their bank, broker or other holder of record, and stockholders of record may contact American Stock Transfer & Trust Company at (718) 921-8124 or toll free at (800) 937-5449.

About Interactive Data Corporation

Interactive Data Corporation is a trusted leader in financial information. Thousands of financial institutions and active traders, as well as hundreds of software and service providers, subscribe to our fixed income evaluations, reference data, real-time market data, trading infrastructure services, fixed income analytics, desktop solutions and web-based solutions. Interactive Data’s offerings support clients around the world with mission-critical functions, including portfolio valuation, regulatory compliance, risk management, electronic trading and wealth management. Interactive Data is headquartered in Bedford, Massachusetts and has over 2,400 employees in offices worldwide. For more information, please visit www.interactivedata.com.

About Silver Lake

Silver Lake is the global leader in private investments in technology and technology-enabled industries. Silver Lake invests with the strategic and operational insights of an experienced industry participant. The firm has over 90 investment professionals located in New York, Menlo Park, San Francisco, London, Hong Kong and Tokyo and manages over $14 billion across large cap and middle market private investment strategies as well as a credit investment strategy. Its portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Instinet, Intelsat, IPC Systems, MCI, the NASDAQ OMX Group, NetScout, NXP, Sabre, Seagate Technology, Serena Software, Skype, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

About Warburg Pincus

Warburg Pincus is a leading global private equity firm. The firm has more than $30 billion in assets under management. Its active portfolio of more than 110 companies is highly diversified by stage, sector and geography. Warburg Pincus is a growth investor and an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 13 private equity funds, which have invested more than $35 billion in over 600 companies in more than 30 countries. Warburg Pincus has invested more than $12 billion in technology, media and telecommunications including investments in FIS (NYSE:FIS), Nuance (NASDAQ:NUAN), and Wall Street Systems. The firm has offices in Beijing, Frankfurt, Hong Kong, London, Mumbai, New York, San Francisco, São Paulo, Shanghai and Tokyo. For more information, please visit www.warburgpincus.com

Contacts

Interactive Data:

Investors:

Andrew Kramer

Director of Investor Relations

+1 781-687-8306

andrew.kramer@interactivedata.com

Silver Lake:

Jenny Farrelly, Edelman

+1 212-819-4807

jenny.farrelly@edelman.com

Warburg Pincus:

Rory Mackin

+1 212-878-9322

rory.mackin@warburgpincus.com

Media: Brian Willinsky Senior Manager, Public Relations +1 339-203-0769 brian.willinsky@interactivedata.com

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